Exhibit 99.1

CONTACT:
Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall EVP and Chief Financial Officer 617.926.1551 pmarshall@panacos.com

Panacos Announces Substantial Antiviral Response in Bevirimat 250 mg

Cohort, Data Support Further Dose Escalation in Phase 2b Study

Company to Hold a Conference Call at 5:00 p.m. EDT Today

Watertown, MA (June 20, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced preliminary results from the 250 mg cohort of a Phase 2b study of bevirimat (PA-457) in patients failing HIV therapy due to drug resistance. Bevirimat plasma concentrations and antiviral effect were approximately double those seen in the first Phase 2b cohort that had used a suboptimal tablet formulation. No safety or tolerability issues with bevirimat arose in this cohort, consistent with previous clinical experience. The results of the 250 mg cohort support further dose escalation as planned in order to fully explore the dose-response relationship of bevirimat.

Following dosing with 250 mg of bevirimat solution administered on top of patients’ failing background regimens, the mean trough plasma concentration of bevirimat at steady state was 38.3 micrograms/ml compared to 19.9 micrograms/ml at steady state in the 400 mg tablet cohort. These plasma concentrations were also higher than the steady state concentration of 33.8 micrograms/ml seen in the top dose of the earlier Phase 2a monotherapy study, and were in line with expectations based on previous clinical studies of the oral solution formulation.

A mean viral load reduction of 0.68 log10 was seen in bevirimat treated patients on day 15, the primary endpoint of the study. This compared to placebo patients who had a mean increase in viral load of 0.18 log10 and to bevirimat patients in the 400 mg tablet cohort, who had a mean reduction in viral load of 0.36 log10. At the 250

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mg dose, 71% of patients had a confirmed viral load reduction of at least 0.50 log10 during the course of the study. The antiviral effect in the 250 mg cohort was comparable to the 200 mg cohort in the Phase 2a study at day 11, the primary endpoint of the Phase 2a study. The mean viral load reduction in the 250 mg cohort in the current study of highly treatment-experienced patients was 0.79 log10, compared to 0.90 log10 in the 200 mg cohort in the Phase 2a study of mostly treatment-naïve patients.

“We were pleased to have these data supporting bevirimat’s efficacy in patients failing therapy due to resistance – the initial target population for our first planned NDA submission,” said Alan W. Dunton, M.D., Panacos’ Chief Executive Officer. “This confirms our belief that the lower than expected plasma concentrations observed in the earlier 400 mg tablet cohort were caused by the prototype tablet formulation, and not by bevirimat itself. In the 250 mg cohort, we saw potent antiviral activity that was consistent with bevirimat plasma levels, which supports going to higher doses to achieve greater responses. We anticipate completing a 300 mg dose cohort in the third quarter, continuing to escalate towards the peak of the dose-response curve thereafter.”

About the Phase 2b Bevirimat Study

The objectives of the Phase 2b study of bevirimat are to examine the antiviral efficacy, pharmacokinetics, and safety of bevirimat in combination with other HIV drugs. The first cohort in this study, which used a tablet dose of 400 mg, was completed in December 2006. The results of this cohort confirmed the antiviral activity of bevirimat shown in previous studies and extended it to HIV patients failing therapy due to antiretroviral resistance. However, the prototype tablet formulation used in that cohort resulted in bevirimat plasma concentrations that were lower than anticipated.

A revised Phase 2b trial design was announced in March 2007. The new design tests the tolerability and efficacy of bevirimat in treatment-experienced patients failing current therapy at increasing doses using the oral liquid formulation which was

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utilized in the bevirimat Phase 2a trial. Phase 2b dose escalation with the liquid formulation involves 14-day “functional monotherapy,” where patients are dosed with either placebo or bevirimat in combination with their failing antiretroviral therapy. This design is similar to the first Phase 2b cohort, except that patients do not continue on to extended dosing, which was a feature of the tablet cohort. The primary endpoints of the trial are safety, pharmacokinetics, and viral load reduction on day 15. Panacos plans to continue escalating the dose in subsequent cohorts by 50 mg per cohort following a review by the Company, FDA, and outside clinical experts of the safety and antiviral response from each preceding cohort, releasing data from each cohort as analysis is completed.

Conference Call

The Company will host a conference call to discuss these results at 5:00 p.m. today (EDT). The conference call can be accessed via the web at www.panacos.com or by dialing (866) 383-8003 (domestic) or (617) 597-5330 (international), between 4:45 and 4:55 p.m. and entering the passcode 24132480. A replay of the conference call will be available from 7:00 p.m. on June 20, 2007 until Friday, July 20, 2007, and can be accessed via the web at www.panacos.com or by dialing toll-free (888) 286-8010, and outside the U.S. (617) 801-6888 with passcode 29638058.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

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Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in clinical testing and a research program to develop oral HIV fusion inhibitors.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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